Exhibit 99.1

MELA SCIENCES, A LEADER IN THE FIGHT AGAINST MELANOMA,

APPOINTS TONY DIMUN TO ITS BOARD OF DIRECTORS

IRVINGTON, NY, September 30, 2013 – MELA Sciences, Inc. (NASDAQ: MELA), the medical device company that has developed and is commercializing MelaFind®, the first and only FDA approved optical diagnostic device for melanoma detection used by dermatologists in their fight against melanoma, today announced that Tony Dimun, Chairman of Nascent Enterprises, has been appointed as a Director and a member of the Company’s Audit Committee, effective as of October 1, 2013.

Mr. Dimun is a serial entrepreneur and has more than 30 years of successful operational, business development, and financial experience in the healthcare marketplace. During his last 20 years, he has been an investor and mentor to several emerging growth medical enterprises that have matured to commercial status and became publicly traded companies acting either as the Founder or participating in the finding of 21 medical device companies. Of these enterprises, four became public companies and eleven were acquired. Since 2001, he has served as Chairman of Nascent Enterprises, a group of medical industry entrepreneurs focused on successful commercialization of promising medical device inventions. From 1987 to 2001, he served as Executive Vice President & Chief Financial Officer of Vital Signs, a publicly held anesthesia, respiratory and sleep apnea medical device business. GE Medical acquired Vital Signs in 2008 for approximately $900 million. Prior to 1991, Mr. Dimun held positions as a Certified Public Accountant with national accounting firms and served as Senior Vice President for an international merchant banking firm specializing in mergers & acquisitions.

“We are thrilled to welcome Tony to our Board of Directors, and look forward to his contribution to MELA Sciences. As a seasoned executive in the healthcare industry, Tony has significant leadership experience managing growing businesses, achieving sustainable revenue growth and driving operational improvements. I believe he will bring meaningful value to MELA Sciences and to our Board of Directors,” said Robert Coradini, Interim Chief Executive Officer of MELA Sciences.

“I am pleased to be joining MELA Sciences’ Board of Directors, and look forward to contributing to the company’s success and commercial efforts,” said Mr. Dimun. “MELA Sciences is at an exciting stage in its development as a company, and is emerging as a true leader in the field of diagnostic devices for melanoma detection.”

Mr. Dimun has been a director of several public companies, including, Vital Signs, Bionx Implants, Colorado MedTech, Photomedix, ISS Surgical Systems and numerous privately held companies in the healthcare industry. He has also served on the Board of Advisors of the Rutgers University Technology Center & the Biomaterial Institute of Rutgers University and, through Nascent Enterprises, provides the University of Pennsylvania and other universities with entrepreneurial assistance to commercialize their medical technology.

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About MELA Sciences, Inc.

MELA Sciences is a medical device company focused on the commercialization of its flagship product, MelaFind® and its further design and development. MelaFind® is a non-invasive tool to provide additional information to dermatologists during melanoma skin examinations. The device uses light from visible to near-infrared wavelengths to evaluate skin lesions up to 2.5 mm beneath the skin. The device provides information on a lesion’s level of morphologic disorganization to provide additional objective information that may be used by dermatologists in the biopsy decision-making process. MelaFind® has been approved by the US Food and Drug Administration for use in the US. In addition, MelaFind® has received CE Mark approval and is approved for use in the European Union.

For more information on MELA Sciences, visit www.melasciences.com.

Safe Harbor:

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties facing the company such as those set forth in its reports on Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether MelaFind® achieves market acceptance. Given the uncertainties affecting companies in the medical device industry such as the Company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

For further information contact:

Investors

Lynn Pieper

Westwicke Partners

415-202-5678

Media

Erica Sperling

Rpr Marketing Communications

212-317-1462

Erica.Sperling@rprmc.com